SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 3)1

                           Select Medical Corporation
                       ----------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                       ----------------------------------
                         (Title of Class of Securities)

                                   816196 10 9
                       ----------------------------------
                                 (CUSIP Number)

                                December 31, 2003
                       ----------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)



----------------------
     1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 816196 10 9                                          Page 2 of 7 pages

1)   Name of Reporting Person                     Welsh, Carson,
     I.R.S. Identification                        Anderson & Stowe VII, L.P.
     No. of Above Person
    (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                   (a) [ X ]
     if a Member of a Group                      (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                         Delaware
     of Organization

--------------------------------------------------------------------------------
Number of                       5)  Sole Voting           -0-
Shares Beneficially                  Power
Owned by Each
Reporting Person
With:                           ------------------------------------------------
                                6)  Shared Voting
                                    Power                 -0-

                                ------------------------------------------------
                                7)  Sole Disposi-         -0-
                                    tive Power

                                ------------------------------------------------
                                8)  Shared Dis-
                                    positive Power        -0-
                                ------------------------------------------------

9)   Aggregate Amount Beneficially                        -0-
     Owned by Each Reporting Person

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                       -0-
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                               PN

CUSIP No. 816196 10 9                                          Page 3 of 7 pages

1)   Name of Reporting Person                     WCAS Capital
     I.R.S. Identification                        Partners III, L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                   (a) [ X ]
     if a Member of a Group                      (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                         Delaware
     of Organization

--------------------------------------------------------------------------------
Number of                       5)  Sole Voting           -0-
Shares Beneficially                  Power
Owned by Each
Reporting Person
With:                           ------------------------------------------------
                                6)  Shared Voting
                                    Power                 -0-

                                ------------------------------------------------
                                7)  Sole Disposi-         -0-
                                    tive Power

                                ------------------------------------------------
                                8)  Shared Dis-
                                    positive Power        -0-
                                ------------------------------------------------

9)   Aggregate Amount Beneficially                        -0-
     Owned by Each Reporting Person

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                       -0-
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                               PN

CUSIP No. 816196 10 9                                          Page 4 of 7 pages

1)   Name of Reporting Person                     WCAS Healthcare
     I.R.S. Identification                        Partners, L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                   (a) [ X ]
     if a Member of a Group                      (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                         Delaware
     of Organization

--------------------------------------------------------------------------------
Number of                       5)  Sole Voting           -0-
Shares Beneficially                  Power
Owned by Each
Reporting Person
With:                           ------------------------------------------------
                                6)  Shared Voting
                                    Power                 -0-

                                ------------------------------------------------
                                7)  Sole Disposi-         -0-
                                    tive Power

                                ------------------------------------------------
                                8)  Shared Dis-
                                    positive Power        -0-
                                ------------------------------------------------

9)   Aggregate Amount Beneficially                        -0-
     Owned by Each Reporting Person

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                       -0-
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                               PN

CUSIP No. 816196 10 9                                          Page 5 of 7 pages


                Amendment No. 3 to Schedule 13G (Final Amendment)

          Reference is hereby made to the statement on Schedule 13G filed with the Securities and Exchange Commission on January 22, 2002, Amendment No. 1 thereto filed on February 14, 2002 and Amendment No. 2 thereto filed on January 9, 2003 (as so amended, the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The following Items of the Schedule 13G are hereby amended and restated as follows:

Item 4 -          Ownership.

                  (a) Amount Beneficially Owned:

                  WCAS VII:  -0-
                       WCAS CP III: -0-
                  WCAS HP:  -0-

                  (b) Percent of Class:

                  WCAS VII:  -0-
                       WCAS CP III: -0-
                  WCAS HP:   -0-

                  (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:

                  WCAS VII:  -0-
                       WCAS CP III: -0-
                  WCAS HP:  -0-

                  (ii) shared power to vote or to direct the vote: -0-

                  (iii) sole power to dispose or to direct the disposition of:

                  WCAS VII:  -0-
                       WCAS CP III: -0-
                  WCAS HP:  -0-

                  (iv) shared power to dispose or to direct the disposition of: -0-

CUSIP No. 816196 10 9                                          Page 6 of 7 Pages

Item 5 -          Ownership of Five Percent or Less of a Class.

                  This statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Common Stock.

CUSIP No. 816196 10 9                                          Page 7 of 7 Pages

Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                        WELSH, CARSON, ANDERSON & STOWE VII, L.P.
                        By:  WCAS VII Partners, L.P.,
                              General Partner


                        By /s/ Jonathan M. Rather
                           ------------------------------------------
                              General Partner

                        WCAS CAPITAL PARTNERS III, L.P.
                        By:  WCAS CP III Associates, L.L.C.,
                                General Partner


                        By /s/ Jonathan M. Rather
                           -----------------------------------------
                              Managing Member


                        WCAS HEALTHCARE PARTNERS, L.P.
                        By:  WCAS HP Partners, General Partner


                        By /s/ Jonathan M. Rather
                          ------------------------------------------
                              Attorney-in-Fact


Date: January 14, 2004